Exhibit 10.19

                                  AGREEMENT

      THIS AGREEMENT by and between WHY USA North America, Inc., a Wisconsin corporation, (hereinafter "WHY USA"), and Ronald Williams (hereinafter "Williams"),
                                W I T N E S S E T H:
      WHEREAS, Williams wishes to purchase, and open, fifty (50) new WHY USA real estate franchises in the territories of Wisconsin and Illinois, and

      WHEREAS, WHY USA wishes to sell to Williams fifty (50) WHY USA real estate franchises, and

      WHEREAS, Williams wishes to purchase the rights to open said franchises over a scheduled period of five (5) years at a fixed fee.

      NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions:

1. Williams shall pay to WHY USA the sum of $150,000.00, as and for the fee for those rights, as expressed herein, to develop fifty (50) WHY USA offices in the states of Wisconsin and Illinois. This fee is non-refundable and no portion thereof is contingent upon the completion of the terms of this Agreement. This fee must be received by WHY USA, in good funds, by April 23, 2001 or this agreement shall be null and void.

2. If Williams is not in default, under the terms of this Agreement, he shall be entitled to acquire, for the fee set in paragraph 1 above, fifty (50) WHY USA franchises within five years from the date first
        stated hereon.   During the term of this Agreement, Williams must
        remain as an owner of a majority interest in the various franchises that he, or an entity that


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        he is associated with, shall open.  Any transfer of an interest in a
        WHY USA franchise must be done in compliance with the requirements stated in the applicable franchise agreement.

3. If Williams is not in default, under the terms of this Agreement, he has the exclusive right to develop all of the territories of Wisconsin and Illinois from those territories then available. Certain territories shall not be available for selection (See attached Exhibit A for list of unavailable territories). Williams also understands that franchisees owning franchises in Wisconsin and Illinois have certain contractual rights to additional territories at set fees.
        This Agreement shall not affect the rights of other franchisees to exercise said rights to acquire additional territories under their franchise agreement.

4. Any selection by Williams of a new territory shall not be more than 30 days in advance of the scheduled opening of the new office. Williams shall notify WHY USA, in writing, of the selected territory upon his election and exercising of his rights. It shall be a default of this Agreement to fail to open the franchise office within the terms specified in the franchise agreement applicable to the selected territory.


5. If, during the term of this Agreement, WHY USA shall locate a new buyer for a territory that is in Wisconsin or Illinois, WHY USA shall notify Williams of such buyer. If Williams is not in default of this Agreement, he shall have 20 days to exercise his right to said territory, as specified above. In the event that Williams does not exercise his rights to said territory, he shall then be entitled to receive a fee of $5,000.00 if WHY USA sells said territory to the identified third party buyer. Each territory sold by WHY USA during the term of this Agreement shall reduce the number of territories that Williams is obligated to

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        open pursuant to this Agreement.  The $5,000 payment to Williams, as specified in this paragraph, shall only be due to Williams during the 5 year term of this Agreement or until the sale of 50 franchises, which ever event occurs earliest, and provided Williams is not in default of this Agreement.

6. The terms of WHY USA's franchise agreement, that is in circulation at the time each new office is opened, shall govern that franchise. Nothing in this Agreement shall be construed to release Williams from any obligation stated in the franchise agreement that shall govern each new franchise, except that the initial franchise fee paid by Williams shall be governed by the terms stated herein, including payment of the fee to acquire the rights to open the stated 50 franchises. Nothing in this Agreement shall be construed to limit WHY USA's right to collect the entire transaction fees or any other fees as stated in the relevant franchise agreement.

7.      Williams agrees to open the franchises on the following schedule:
        a.   By December 31, 2001 - 5 franchises shall be opened.
        b.   By December 31, 2002 - 15 additional franchises shall be opened
        c.   By December 31, 2003 - 10 additional franchises shall be opened
        d.   By December 31, 2004 - 10 additional franchises shall be opened
        e.   By December 31, 2005 - 10 additional franchises shall be opened

        WHY USA may waive this schedule at its sole discretion. Williams may accelerate the above schedule (i.e. If Williams acquires 17 franchises in year 2003, 7 franchises shall apply to his year 2004 obligation). Williams agrees that he must be current on his payments and not in default herein in order to open a new franchise. Williams shall be required to pay an initial franchise fee $1,250.00 upon the selection of each new territory

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        and to execute a current franchise agreement.

8. Williams agrees to follow all applicable state or federal laws in the opening of each office, the development of each territory, and the location of potential partners. Williams agrees that he will not participate in any activity that can be construed as sub-franchising. Williams agrees to present his advertisements to WHY USA for approval prior to circulating said advertisements. WHY USA shall be entitled to approve or disapprove of those advertisements prior to Williams submitting the same for publication. Williams agrees that WHY USA is not responsible for any obligation that he may have towards his business partners and agrees to indemnify and hold WHY USA harmless for any cause, claim, or action that may result from, or be brought by, a business partner or associate of Williams.

9. In the event of a failure by Williams to complete any of the terms of this Agreement (including, but not limited to, failing to keep the above stated schedule for opening franchises) WHY USA may, at its option, suspend Williams rights to open new franchises, or to select new territories, until Williams cures the default, or WHY USA may choose to terminate this Agreement upon 30 day written notice to Williams. If WHY USA shall suspend Williams' right to open new franchises or to select new territories, such suspension shall not extend the time period Williams had to open franchises. Williams recognizes that if he fails to meet the schedule set forth above following his suspensions, such failure shall be the result of his own actions and as a result of his failure to cure said default. If this Agreement is terminated for failure to meet such schedule, or for any other default, Williams shall be entitled to no refund of any monies previously paid under this Agreement. Such termination shall not effect the individual franchise agreements previously entered into between the parties under this Agreement and both parties shall be obligated to continue to perform under such agreements in accordance with their terms.

10. Any notice due hereunder shall be deemed to have been given when hand delivered, or three days after placed in the United States mail, postage prepaid, and sent to the following addresses, or to such other address as a party may request:

        WHY USA NORTH AMERICA
        2110 U.S. Hwy 12, West
        P.O. Box 497
        Menominee, WI 54751

        Ronald Williams
        1000 Laramie Lane
        Janesville, WI 53546

11. The non-defaulting party shall be entitled to recover from the defaulting party its costs, fees, and disbursements, including reasonable legal fees that may be incurred in any enforcement or collection action.

12. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction. In no event shall this Agreement be interpreted in a manner to conflict with the then current franchise agreement. In all such conflicts the terms and definitions of the franchise agreement shall govern.

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13.     Each of the parties hereto, his heirs, legal representatives, shall do all things to execute and deliver any and all documents which may be necessary at any time to carry out and effectuate the terms and
        conditions of this Agreement.   The parties agree that this contract
        is not assignable.


14. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.

15. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. This Agreement may only be amended by a writing signed by the party against whom enforcement is sought.

16. During the term of this agreement, if Williams acquires fifty (50) franchises, as specified herein, Williams may acquire additional franchises until the end of the 5 year term, if he is not in default of the terms of this agreement. The franchise fee shall become $4,950.00 for these additional franchises and Williams shall pay $1,250.00 additional for each franchise as, and for, training to be provided by WHY USA pursuant to the franchise agreement. These fees shall be paid at the time of signing of the franchise agreement. WHY USA shall not provide any credit for advertising for franchised acquired in excess of fifty (50).

17.     The effective date of this Agreement shall be March 31, 2001.

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THE PARTIES HERETO acknowledge that the above stated recitals are true and correct and are hereby incorporated by reference. The parties hereto have entered into this Agreement in reliance upon the recitals set forth herein above together with the remaining covenants, terms and conditions of this Agreement. The parties agree that they have had adequate opportunity to seek legal counsel regarding the terms as stated herein.

WHY USA NORTH AMERICA, INC.                RONALD WILLIAMS

/s/ Leslie Pearson                         /s/ Ronald Williams
_______________________________            _________________________________
Leslie Pearson, Secretary / Treasurer


















* WHY USA is a registered Trademark of WHY USA North America, Inc.